Exhibit 99.1

FOR IMMEDIATE RELEASE

SI FINANCIAL GROUP, INC. ANNOUNCES

APPOINTMENT OF NEW DIRECTOR

Willimantic, Connecticut, February 25, 2015 — SI Financial Group, Inc. (the “Company”) (Nasdaq: SIFI), the holding company for Savings Institute Bank and Trust Company (the “Bank”), announced today that it has entered into an agreement with Lawrence B. Seidman and certain other affiliates, pursuant to which the Company and the Bank expanded their Boards of Directors by one member and appointed Dennis Pollack as a director of both entities. Mr. Pollack was appointed to the class of directors whose term expires at the annual meeting of shareholders of the Company to be held in 2015 at which point he will stand for re-election by shareholders at the Company’s 2015 annual meeting. The election of Mr. Pollack increases the membership of the Boards of Directors of both entities to eleven.

Dennis Pollack has held numerous executive positions, including Divisional President at Sony Corporation of America, President and CEO of the Connecticut Bank of Commerce, President and CEO of The Savings Bank of Rockland County, Chief Operating Officer at Paulson & Company, a multi-billion dollar hedge fund, and President and CEO of Pegasus Funding Group. Mr. Pollack has served as a member of the Board of Directors of several profit and not-for-profit companies, including 3rd Fed Bank, Wayne Savings Bank, Salvation Army-Rockland County, Presilient, PPM Technologies, Inc., United Way-Rockland County, and Viansa Winery.

Rheo A. Brouillard, President and Chief Executive Officer of the Company, stated: “We are pleased to welcome Mr. Pollack to the Board of Directors and look forward to working with him to build shareholder value.”

Regarding his appointment, Mr. Pollack said, “I am pleased to be joining the SI Financial board and I welcome the opportunity to work with my fellow board members and management to contribute to successfully achieving the Company’s business goals and growth potential.”

About SI Financial Group, Inc.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-six branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Contact Information

Rheo A. Brouillard

President and Chief Executive Officer

(860) 423-4581